EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS FIRST
QUARTER 2014 RESULTS
ACHIEVES RECORD QUARTERLY ROYALTIES

New York, New York May 15, 2014 - Network-1 Technologies, Inc. (OTC BB: NTIP) today announced financial results for the quarter ended March 31, 2014.

Network-1 had revenue of $4,491,000 for the three months ended March 31, 2014 as compared to revenue of $4,064,000 for the three months ended March 31, 2013. The increase of $427,000 or 10.5% in revenue for the three months ended March 31, 2014 was due primarily to increased royalty revenue from our largest licensee.  The  revenue for the quarter ended March 31, 2014 represents the largest running royalty revenue since Network-1’s entry into the IP monetization industry.

Network-1 reported net income of net income of $1,396,000 or $0.05 per share (basic) and $0.05 per share (diluted) for the three months ended March 31, 2014 compared with net income of $1,392,000 or $0.06 per share (basic) and $0.05 per share (diluted) for the three months ended March 31, 2013.

First quarter 2014 non-cash patent amortization expenses were $409,000 as compared to $16,000 for the first quarter 2013 due primarily to an increase in amortization expenses related to patent portfolios acquired by Network-1 during 2013.  Non-cash compensation expenses during the first quarter were $27,000 and $112,000, respectively. Exclusive of such non-cash expenses for patent amortization and compensation, net income for the first quarter of 2014 would have been $1,679,000 or $0.06 per share (basic) and $0.06 per share (diluted) as compared to net income of  $1,471,000 or $0.06 per share (basic) and $0.05 per share (diluted) for the first quarter 2013.

At March 31, 2014, Network-1 had net operating loss carryforwards (NOLs) totaling approximately $23,145,000 expiring through 2029, with a future tax benefit of approximately $7,869,000. At March 31, 2014 and March 31, 2013, $4,948,000 and $5,579,000, respectively, were recorded as a deferred tax asset on the Company’s balance sheet.  During the three month period ended March 31, 2014 as a result of income (before taxes) for the quarterly period of $2,152,000, $756,000 was recorded as income tax expense and the deferred tax asset was reduced by $711,000 to $4,948,000.

At March 31, 2014, the Company's principal sources of liquidity consisted of cash and cash equivalents of approximately $18.4 million and working capital of approximately $22 million.

“It was a record quarter for Network-1”, commented Corey M. Horowitz, Chairman and CEO of Network-1.  “Our licensee running royalty revenue from our Remote Power Patent for the quarter was the largest to date and we now have 16 licensees to this important technology, including some of the largest technology companies in the world”, he continued.  “During the first quarter, we also received two additional patents from the Cox patent portfolio as we continue to develop that technology and we have begun our monetization efforts thereby continuing to expand upon our goal of diversifying our IP monetization efforts across several valuable portfolios,” he said.

On April 4, 2014, Network-1 initiated litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of its patents within Network-1’s Cox Patent Portfolio which relate to the identification of media content on the Internet.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of Network-1’s patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system.

On May 23, 2013, through its wholly-owned subsidiary Mirror Worlds Technologies, LLC, Network-1 initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the ‘227 Patent (one of the patents Network-1 acquired as part of the acquisition of the Mirror Worlds Patent Portfolio).  Network-1 seeks, among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that the defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell, and use these products.

Consistent with its activities over the past several years, Network-1 plans on continuing its licensing activities relating to the Remote Power Patent and the development and monetization of the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio.  In addition, Network-1 may acquire additional intellectual property assets in the future to develop, commercialize, license or otherwise monetize such intellectual property.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes has the potential to generate significant licensing opportunities as Network-1 has achieved with respect to Remote Power Patent.  Network-1’s Remote Power Patent has generated licensing revenue in excess of $60 million through March 31, 2014.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. It currently owns twenty-one (21) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content.  Network-1 currently has sixteen (16) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation and several other data networking vendors.  The Remote Power Patent covers the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2014 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, risks related to the Inter Partes Review proceeding and reexamination proceeding involving Network-1’s Remote Power Patent pending at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The condensed statements of operations and condensed balance sheets are attached.

	Three Months Ended March 31,
	2014	2013

ROYALTY REVENUE	$4,491,000	$4,064,000

COST OF REVENUE	1,314,000	1,225,000

GROSS PROFIT	3,177,000	2,839,000

OPERATING EXPENSES:
General and administrative	598,000	662,000
Depreciation and Amortization	409,000	16,000
Non-cash compensation	27,000	112,000

TOTAL OPERATING EXPENSES	1,034,000	790,000

OPERATING INCOME	2,143,000	2,049,000

OTHER INCOME (EXPENSES):
Interest income, net	9,000	6,000

INCOME BEFORE INCOME TAXES	2,152,000	2,055,000

INCOME TAXES (BENEFIT)
Current	45,000	48,000
Deferred	711,000	615,000
Total Income Taxes (Benefits)	756,000	663,000

NET INCOME	$1,396,000	$1,392,000

Net Income per share
Basic	$0.05	$0.06
Diluted	$0.05	$0.05

Weighted average number of common shares outstanding:
Basic	25,775,573	25,013,484
Diluted	27,793,669	27,455,394

NET INCOME	$1,396,000	$1,392,000

OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized gain (loss) arising during the period	(6,000)	(5,000)

COMPREHENSIVE INCOME	$1,390,000	$1,387,000

Condensed Balance Sheet as of March 31, 2014

Cash and cash equivalents	$18,362,000

Total current assets	$23,620,000

Total assets	$33,629,000

Total current liabilities	$1,638,000

Total long term liabilities	$-0-

Total stockholders' equity	$31,991,000